Exhibit 23.6

Consent of Incentrum Securities, LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Regal Beloit Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus-Information Statement of Regal Beloit Corporation and Rexnord Corporation, which is part of the Registration Statement, of our opinion dated February 15, 2021 appearing as Annex E to such Joint Proxy Statement/Prospectus-Information Statement, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Regal’s Financial Advisors”, “The Transactions—Background of the Merger”, “The Transactions—Regal’s Reasons for the Merger; Recommendation of Regal’s Board of Directors”, “The Transactions—Certain Financial Forecasts” and “The Transactions—Opinion of Incentrum”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

INCENTRUM SECURITIES, LLC

By:	/s/ Incentrum Securities, LLC
Incentrum Securities, LLC

New York, New York

June 30, 2021